As filed with the Securities Exchange Commission on August 29, 2008

Registration No: 333-59340

Registration No: 333-117513

Registration No: 333-140063

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-59340

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-117513

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-140063

UNDER

THE SECURITIES ACT OF 1933

Excel Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-2780242
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

41 Research Way

East Setauket, New York 11733

(Address of Principal Executive Offices) (Zip Code)

Excel Technology 1998 Stock Option Plan

Excel Technology, Inc. 2004 Stock Option Plan

Excel Technology, Inc. 2006 Stock Option/Stock Issuance Plan

(Full title of the plans)

Daniel J. Lyne, Esq.

Secretary

Excel Technology, Inc.

c/o GSI Group Inc.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(Name and address of agent for service)

(781) 266-5700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Excel Technology, Inc. (the “Company”) (together, the “Registration Statements”):

File No. 333-59340, pertaining to the registration of 1,000,000 shares of common stock, par value $0.001 per share of the Company (the “Shares”), which was filed with the Securities Exchange Commission (the “SEC”) and became effective on April 20, 2001;

File No. 333-117513, pertaining to the registration of 1,000,000 Shares, which was filed with the SEC and became effective on July 20, 2004; and

File No. 333-140063, pertaining to the registration of 750,000 Shares, which was filed with the SEC and became effective on January 17, 2007.

On July 9, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSI Group Inc. (“Parent”), a New Brunswick corporation and Eagle Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of GSI Group Inc (“Purchaser”). Pursuant to the Merger Agreement, Purchaser merged with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of Parent (the “Merger”). The Merger became effective on August 29, 2008 as a result of filing the Certificate of Ownership and Merger with the Secretary of State of Delaware.

The offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

As no securities are being registered herein, the sole purpose being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on August 29, 2008.

EXCEL TECHNOLOGY, INC.

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sergio Edelstein	Principal Executive Officer and Director	August 29, 2008
Sergio Edelstein

/s/ Robert L. Bowen	Principal Financial Officer, Principal Accounting Officer and Director	August 29, 2008
Robert L. Bowen

/s/ Daniel J. Lyne	Director	August 29, 2008
Daniel J. Lyne